Exhibit 23(c)

Davies Ward Phillips & Vineberg llp

26th Floor	Tel 514 841 6400
1501 McGill College	Fax 541 841 6499
Avenue	www.dwpv.com
Montréal Canada
H3A 3N9

RE:	Registration Statement of Potash Corporation of Saskatchewan Inc. on Form S-3 (No. 333-89350)
We hereby consent to the use of our name under the captions “Canadian Federal Income Tax Considerations” and “Legal Matters” in the prospectus supplement relating to the Registrant’s Registration Statement on Form S-3 (No. 333-89350).
In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.
DAVIES WARD PHILLIPS & VINEBERG LLP

/s/ Nathan Boidman

Nathan Boidman, a Partner
Montreal, Quebec, Canada
November 29, 2006